EXHIBIT 23.3

CONSENT OF PETROLEUM ENGINEERS

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) of our report dated May 17, 2014 relating to the proved oil and natural gas reserve estimates and future net revenue of certain assets acquired by the Company from Continental Resources, Inc. as of December 31, 2011, December 31, 2012 and December 31, 2013, filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on May 21, 2014.

South Texas Reservoir Alliance LLC
State of Texas Registration No. F-13460

By: /s/ Sean Fitzgerald
Name: Sean Fitzgerald
Title: Manager, South Texas Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055
December 17, 2014